                          EXHIBIT 99.2 - NOTES TO TABLE

(1) This table reflects the performance of all direct private equity investments made by JPMP from January 1, 1984 through January 31, 2001. References to JPMP in this note include JPMP's predecessors, Chemical Venture Partners, Manufacturers Hanover and Chase, but exclude Hambrecht & Quist, Flemings, The Beacon Group and J.P. Morgan Capital Corporation (the heritage private equity organization of J.P. Morgan & Co. Incorporated). The invested capital reflected in this table does not include capital co-invested by third-party investors (e.g., Asia Opportunity Fund, L.P.) alongside JPMP. Direct private equity investments in real estate oriented businesses are excluded from the figures in this table. Mezzanine financings are included in the figures for their respective industry practice groups, asset classes and regions in this table. The historical returns achieved by JPMP are not a prediction of future performance and there can be no assurance that these or comparable returns will be achieved by JPMP in the future. There can be no assurance that the unrealized values reflected in this table will be realized.

(2) Investments fully realized or publicly traded, with fully realized investments valued based on their respective actual monthly cash flows, and publicly traded investments valued based on their respective closing market prices as of January 31, 2001. As of January 31, 2001, 494 direct private equity investments, comprising approximately $2.7 billion of invested capital, had been fully realized, resulting in a Gross IRR with respect to such investments of approximately 57.8%, representing 2.9 times such invested capital.

(3) Total for all direct private equity investments, including unrealized investments in companies that are not publicly traded. JPMP estimates the fair market value of these unrealized investments considering all relevant factors, such as cash flows and comparables. This table reflects data from the comprehensive portfolio valuation as of January 31, 2001.

(4) Represents the gross compounded annual pre-tax internal rate of return based on monthly investment inflows and outflows as of January 31, 2001, assuming the estimated value of investments that have not been realized is received on January 31, 2001. Gross IRRs are calculated utilizing the time-zero IRR method which assumes all investments are made concurrently and each investment is held for its respective time period.


                                        6